Exhibit 99.1

Press Release

COSTCO WHOLESALE CORPORATION REPORTS SECOND QUARTER AND YEAR-TO-DATE

OPERATING RESULTS FOR FISCAL 2019 AND FEBRUARY SALES RESULTS

ISSAQUAH, Wash., March 7, 2019 - Costco Wholesale Corporation (“Costco” or the “Company”) (Nasdaq: COST) today announced its operating results for the second quarter (twelve weeks) and the first 24 weeks of fiscal 2019, ended February 17, 2019.

Net sales for the quarter increased 7.3 percent, to $34.63 billion from $32.28 billion last year. Net sales for the first 24 weeks increased 8.7 percent, to $68.94 billion from $63.40 billion last year.

Comparable sales for the second quarter and year-to-date periods ended February 17, 2019, were as follows:

	12 Weeks	12 Weeks	24 Weeks	24 Weeks
		Adjusted*		Adjusted*
U.S.	7.4%	7.2%	9.2%	7.6%
Canada	-0.3%	6.0%	1.1%	5.7%
Other International	0.7%	4.8%	2.3%	5.3%
Total Company	5.4%	6.7%	7.1%	7.0%

E-commerce	20.2%	25.5%	25.9%	25.8%

*	Excluding the impacts from changes in gasoline prices, foreign exchange, and a previously disclosed accounting change concerning revenue recognition (ASC 606).

Reported net income for the quarter was $889 million, or $2.01 per diluted share, compared to $701 million, or $1.59 per diluted share, last year. Net income for the first 24 weeks was $1.66 billion, or $3.74 per diluted share, compared to $1.34 billion, or $3.04 per diluted share, last year.

For the four-week reporting month of February, ended March 3, 2019, the Company reported net sales of $10.72 billion, an increase of 5.0 percent from $10.21 billion last year. For the twenty-six week period ended March 3, 2019, net sales were $74.42 billion, an increase of 8.6 percent from $68.51 billion last year.

Comparable sales for the February and year-to-date periods ended March 3, 2019, were as follows:

	4 Weeks	4 Weeks	26 Weeks	26 Weeks
		Adjusted*		Adjusted*
U.S.	6.0%	5.7%	9.0%	7.4%
Canada	0.0%	4.8%	1.1%	5.7%
Other International	-5.9%	-1.2%	2.3%	5.5%
Total Company	3.5%	4.6%	6.9%	6.9%

E-commerce	24.2%	21.6%	26.2%	25.5%

*	Excluding the impacts from changes in gasoline prices, foreign exchange, and a previously disclosed accounting change concerning revenue recognition (ASC 606).

Press Release

February’s sales were negatively impacted approximately 1% by weather throughout the U.S. and Canada. In addition, Lunar New Year/Chinese New Year occurred eleven days earlier in February this year, negatively impacting February’s Other International sales by approximately 4.5% and Total Company sales by approximately 0.5%.

Costco currently operates 770 warehouses, including 535 in the United States and Puerto Rico, 100 in Canada, 39 in Mexico, 28 in the United Kingdom, 26 in Japan, 15 in Korea, 13 in Taiwan, 10 in Australia, two in Spain, and one each in Iceland and France. Costco also operates e-commerce sites in the U.S., Canada, the United Kingdom, Mexico, Korea, and Taiwan.

A conference call to discuss these results is scheduled for 2:00 p.m. (PT) today, March 7, 2019, and is available via a webcast on www.costco.com (click on Investor Relations and “Play Webcast”).

Certain statements contained in this document constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. For these purposes, forward-looking statements are statements that address activities, events, conditions or developments that the Company expects or anticipates may occur in the future. In some cases forward-looking statements can be identified because they contain words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “likely,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will,” “would,” or similar expressions and the negatives of those terms. Such forward-looking statements involve risks and uncertainties that may cause actual events, results or performance to differ materially from those indicated by such statements. These risks and uncertainties include, but are not limited to, domestic and international economic conditions, including exchange rates, the effects of competition and regulation, uncertainties in the financial markets, consumer and small business spending patterns and debt levels, breaches of security or privacy of member or business information, conditions affecting the acquisition, development, ownership or use of real estate, capital spending, actions of vendors, rising costs associated with employees (generally including health care costs), energy and certain commodities, geopolitical conditions (including tariffs), the ability to remediate material weaknesses in internal control, and other risks identified from time to time in the Company’s public statements and reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made, and the Company does not undertake to update these statements, except as required by law.

CONTACTS:     Costco Wholesale Corporation

Richard Galanti, 425/313-8203
Bob Nelson, 425/313-8255
David Sherwood, 425/313-8239
Josh Dahmen, 425/313-8254

Press Release

COSTCO WHOLESALE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(dollars in millions, except per share data)

(unaudited)

	12 Weeks Ended		24 Weeks Ended
	February 17, 2019	February 18, 2018	February 17, 2019	February 18, 2018
REVENUE
Net sales	$34,628	$32,279	$68,939	$63,396
Membership fees	768	716	1,526	1,408

Total revenue	35,396	32,995	70,465	64,804
OPERATING EXPENSES
Merchandise costs	30,720	28,733	61,343	56,350
Selling, general and administrative	3,464	3,234	6,939	6,458
Preopening expenses	9	12	31	29

Operating income	1,203	1,016	2,152	1,967
OTHER INCOME (EXPENSE)
Interest expense	(34)	(37)	(70)	(74)
Interest income and other, net	46	7	68	29

INCOME BEFORE INCOME TAXES	1,215	986	2,150	1,922
Provision for income taxes	314	273	472	558

Net income including noncontrolling interests	901	713	1,678	1,364
Net income attributable to noncontrolling interests	(12)	(12)	(22)	(23)

NET INCOME ATTRIBUTABLE TO COSTCO	$889	$701	$1,656	$1,341

NET INCOME PER COMMON SHARE ATTRIBUTABLE TO COSTCO:
Basic	$2.02	$1.60	$3.77	$3.06

Diluted	$2.01	$1.59	$3.74	$3.04

Shares used in calculation (000’s):
Basic	440,284	439,022	439,721	438,494
Diluted	442,337	441,568	442,535	441,201

Press Release

COSTCO WHOLESALE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(amounts in millions, except par value and share data)

(unaudited)

Subject to Reclassifications

	February 17, 2019	September 2, 2018
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$6,080	$6,055
Short-term investments	1,042	1,204
Receivables, net	1,995	1,669
Merchandise inventories	11,356	11,040
Other current assets	1,175	321

Total current assets	21,648	20,289

PROPERTY AND EQUIPMENT
Land	6,300	6,193
Buildings and improvements	16,533	16,107
Equipment and fixtures	7,704	7,274
Construction in progress	1,165	1,140

	31,702	30,714
Less accumulated depreciation and amortization	(11,557)	(11,033)

Net property and equipment	20,145	19,681

OTHER ASSETS	1,006	860

TOTAL ASSETS	$42,799	$40,830

LIABILITIES AND EQUITY
CURRENT LIABILITIES
Accounts payable	$10,711	$11,237
Accrued salaries and benefits	3,173	2,994
Accrued member rewards	1,130	1,057
Deferred membership fees	1,735	1,624
Current portion of long-term debt	1,698	90
Other current liabilities	4,003	2,924

Total current liabilities	22,450	19,926
LONG-TERM DEBT, excluding current portion	4,794	6,487
OTHER LIABILITIES	1,372	1,314

Total liabilities	28,616	27,727

COMMITMENTS AND CONTINGENCIES
EQUITY
Preferred stock $0.01 par value; 100,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock $0.01 par value; 900,000,000 shares authorized; 439,989,000 and 438,189,000 shares issued and outstanding	4	4
Additional paid-in capital	6,218	6,107
Accumulated other comprehensive loss	(1,280)	(1,199)
Retained earnings	8,916	7,887

Total Costco stockholders’ equity	13,858	12,799
Noncontrolling interests	325	304

Total equity	14,183	13,103

TOTAL LIABILITIES AND EQUITY	$42,799	$40,830